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                              EMPLOYMENT AGREEMENT


THIS AGREEMENT ("Agreement") is made and entered into as of this 10th day of May, 1999, by and between Kenneth R. Burk, an individual resident of the State of Pennsylvania ("Employee"), and RailWorks Corporation, a Delaware corporation ("Employer").

                                   WITNESSETH

         WHEREAS, the Employer desires to employ the Employee on the terms and conditions as contained herein; and

         WHEREAS, the Employee desires to be so employed by the Employer, on the terms and conditions as contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. Employment.

         Subject to the terms hereof, Employer will employ Employee and Employee hereby accepts such employment. The Employee shall serve as the Executive Vice President and Chief Operating Officer of the transit, small scale track construction and maintenance, large scale construction, and supply and manufacturing divisions of the Employer. Employee's duties shall include, but not limited to, full profit and loss responsibilities for such operations and such other duties assigned to Employee during the Term (as defined herein). Subject to the approval of the Shareholders of Employer, Employee shall be elected to the Board of Directors of the Employer. The Employee shall also be appointed to and serve upon Employer's Executive Committee, if same exists. Employee shall continue to serve on the Board of Directors and Executive Committee, at the pleasure of the Shareholders and/or Chief Executive Officer, as applicable.

         Subject to the terms and conditions of this Agreement, from the date hereof, Employee agrees to devote substantially all of his business time and best efforts to the performance of his job with Employer, subject to direction of the Chief Executive Officer of Employer.

         Section 2. Term of Employment. The term of the Employee's employment hereunder (the "Initial Term") shall be from the date of this Agreement until the earlier of (a) the three year an-



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niversary date of this Agreement (May 10, 2002),or (b) the occurrence of any of the following events:

         (i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of six (6) consecutive months during any consecutive twelve (12) month period during the Term (as defined) hereof, as determined by an independent medical doctor jointly chosen by the Employee and the Employer) by reason of mental or physical disability;

         (ii) The termination by Employer of Employee's employment hereunder, upon thirty (30) days prior written notice to Employee, for "good cause", as reasonably determined by the Board of Directors. For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist: (A) if Employee is convicted of, pleads guilty to or confesses to any felony or any act of fraud, misappropriation or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in conduct or activities materially damaging to the property, business, or reputation of Employer or an affiliate of Employer, or (C) if Employee violates any of the provisions contained in Section 5 of this Agreement, after receiving written notice from the Employer specifically outlining the alleged violations by the Employee of Section 5 hereof and either (1) the Employee fails to stop the alleged behavior which is claimed to be such a breach within thirty (30) days of receipt by the Employee of such written notice, or (2) the Employer prevails in mediation or binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association which arbitration is commenced by the Employee within thirty (30) days of receipt by the Employer of such notice in accordance with the provisions of Section 5.6 hereof; or

         (iii) The termination by either the Employee or the Employer, upon thirty (30) days writ- ten notice to the other party, in the event of a Change of Control of the Employer (as defined herein below).

                  For purposes of this Agreement, a "Change of Control" shall deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Employer, a corporation owned directly or indirectly by the stockholders of the Employer or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 50% or more of the total voting power represented by the Employer's then outstanding securities that vote generally in the election of directors (referred to herein as "Voting Securities"); (B) during any period of two consecutive years, individuals who at the beginning of such

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         period constitute the Board of Directors and any new directors whose election by the Board of Directors or nomination for election by the Employer's stockholders was approved by a vote or a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors; (C) the stockholders of the Employer approve a merger or consolidation of the Employer with any other corporation, other than a merger or consolidation (i) which would result in the Voting Securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation, or (ii) in which 50% or more of the board of directors of the surviving entity is composed of members from the Board of Directors of the Employer; (D) the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of (in one transaction or a series of transactions) all or substantially all of the Employer's assets; or
         (E) the executive offices of the Employer are relocated from the Greater Baltimore Metropolitan Area.

         2.1 After May 10, 2002 (Initial Term) and subject to Sections 2(b) and 2.2, this Agreement shall continue upon a year-to-year basis (each year a "Successive Term", which together with the Initial Term shall constitute the "Term") unless terminated by either the Employer or the Employee upon written notice to the other before the January 31 immediately preceding the end of the Initial Term or particular Successive Term, as applicable.

         2.2 Notwithstanding anything to the contrary herein and subject to
  Section 3.2.1 at any time during the Initial Term or a Successive Term, as applicable:

                  (i) Employee shall have the right to terminate this Agreement in the event his duties and responsibilities are materially and substantially reduced. The failure of Employer to assign responsibility to Employee for any new operation of Employer shall constitute a material and substantial reduction in Employee's duties and responsibilities; and

                  (ii) Employer shall have the right to terminate the Agreement for any reason, including, but not limited to, without "good cause".

         Section 3. Compensation.

         3.1 Terms of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the Term of employment hereunder.


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         (a) Salary. From the date Employee commences working and performing his duties hereunder in the Employer's Baltimore, Maryland office, Employee will be paid a salary (the "Base Salary") calculated based on the amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00) per annum, less deductions and withholdings required by applicable law. Subject to the foregoing, the Base Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated).

         (b) Performance Bonus. In addition to the Base Salary, the Employee shall have the right to receive from the Employer, and the Employer shall be obligated to pay to the Employee, a performance bonus (the "Performance Bonus") for each fiscal year ("Annual Period") during the Term of this Agreement, equal to the aggregate amount determined by the bonus formula delineated herein below. Any amount of a Performance Bonus required to be paid to the Employee for an Annual Period during the Term of this Agreement shall be paid by the Employer in the first pay period of the Employer immediately following the finalization of the accounting audit for financial accounting purposes of the Employer for the Annual Period, but in all events by March 31 of the fiscal year immediately following the end of the Annual Period for which such Performance Bonus is attributable.

         The formula to determine a Performance Bonus for any Annual Period during the Term of this Agreement shall be as follows:

                  (i) For each Annual Period of Employer during the Term hereof, three-tenths of one percent (.003) of net income before income taxes and bonuses ("Profits") of the Employer for said Annual Period.

                  (ii) The Profits of the Employer for the Annual Period shall be calculated in accordance with GAAP as consistently applied by Employer.

                  (iii) Subject to Section 3.2, in the event Employee is employed hereunder during a particular Annual Period of the Term for less than twelve (12) full calendar months, the Performance Bonus for such Annual Period shall be calculated only based on the Profits for the number of full calendar months that Employee is employed hereunder during such Annual Period.

                  (iv) Notwithstanding anything to the contrary herein, unless the Agreement is terminated as provided under Sections 2(b) or 2.2 prior to December 31, 1999, the Performance Bonus paid by Employer to Employee for the 1999 Annual Period shall equal the greater of (i) $100,000, or (ii) the amount of the Performance Bonus calculated under Sections 3.1(b)(i),(ii) and (iii). This subsection 3.1(b)(iv) shall only be applicable to the Annual Period for 1999.


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         (c) Discretionary Bonus. The Board of Directors may, from time to time, award the Employee an additional discretionary bonus based upon such factors as the Board of Directors deems appropriate. The Employee shall have no entitlement to such a discretionary bonus until and unless so awarded by the Board of Directors.

         (d) Vacation. Employee shall receive four (4) weeks vacation time per calendar year during the Term of this Agreement in addition to customary holidays afforded other employees of Employer. Any unused vacation days in any calendar year may not be carried over to subsequent years.

         (e) Expenses. Employer shall reimburse Employee, within thirty (30) days of its receipt of a reimbursement report from the Employee, for all reasonable and necessary expenses incurred by Employee on behalf of Employer.

         (f) Benefit Plans. Employee shall have the option of participating in such medical, dental, disability, hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of all other employees of Employer, on the terms and subject to the conditions set forth in such plans.

         (g) Relocation. In addition to other compensation and reimbursement of expenses required to be paid under this Agreement, Employer shall reimburse Employee within ten (10) days of submission of a reimbursement report:

                  (A) Out-of-pocket expenses, incurred by Employee relating to the relocation ("Relocation") of Employee and his family from the Pittsburgh, Pennsylvania ("Pittsburgh") area to the Baltimore, Maryland Metropolitan ("Baltimore") area as follows:

                           I. Packing, storage and professional mover costs
relating to the furniture, clothing, household belongings and other personal property of Employee and his family;

                           II. Travel expenses incurred by Employee and his
family in connection with commuting to and from Pittsburgh and Baltimore relating to searching for a new residence ("Baltimore Home") in Baltimore and the sale of Employee's existing home ("Pittsburgh Home") in Pittsburgh;

                           III. Real estate commissions and Pennsylvania real
property transfer taxes (currently calculated at 1.25 percent of the sales price) paid relating to the sale of the Pittsburgh Home;



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                           IV.  Mortgage application, points, fees, charges,
appraisal, attorney fees of the mortgage lender, title insurance, survey, and all other costs and expenses associated with obtaining a loan and mortgage and the purchase of the Baltimore Home; and

                           V. Attorney fees incurred by Employee relating to the
sale of the Pittsburgh Home and purchase of the Baltimore Home.

                  (B) An additional Fifty Thousand ($50,000.00) dollars to cover any other incidental expenses incurred by Employee in connection with the Relocation; which shall be paid to the Employee ten (10) days after Employee commences working and performing his duties hereunder in the Employer's Baltimore, Maryland office.

                  (C) Temporary housing costs in Baltimore for Employee and/or his family pending completion of the Relocation for a period not exceeding six
(6) months from the date of this Agreement.

                  (D) Upon the execution of this Agreement, Employee shall undertake his best efforts to sell the Pittsburgh Home. Employer agrees to purchase ("Purchase") the Pittsburgh Home from Employee in the event : (i) Employee is not able to sell the Pittsburgh Home within six (6) months from the date of this Agreement, or (ii) prior to said sixth month anniversary Employee enters a contract to buy ("Baltimore Contract") a Baltimore Home. If Employee enters into a Baltimore Contract, Employer shall Purchase the Pittsburgh Home at least thirty (30) days prior to the scheduled closing date for the acquisition of the Baltimore Home. Under either circumstance, the Purchase shall be completed within eight (8) months from the date of this Agreement. The Purchase by Employer shall be subject to the issuance of title insurance and compliance with other customary conditions to the satisfaction of Employer's counsel. The purchase price ("Price") paid by Employer to Employee shall be the fair market value of the Pittsburgh Home as determined based on the average of separate appraisals conducted by three (3) independent appraisers. Pending the sale of the Pittsburgh Home to a third party or Purchase of same by Employer, as applicable, Employee shall undertake his best efforts to maintain the Pittsburgh Home in good condition.

                  (E) In addition to the amounts outlined in Sections 3.1(g)(A) through (D) (collectively called "Moving Expenses"), Employer shall pay Employee the sum ("Additional Sum") equal to the Federal and applicable state income taxes Employee is required to pay attributable to Moving Expenses he receives which are not deductible by the Employer and deemed income to Employee. The Additional Sum shall be paid by Employer to Employee to result in a tax equalization in connection with Employee's receipt of the Moving Expenses.

         3.2 Effect of Termination. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensa-



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tion and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except upon termination by the Employer of the employment of the Employee pursuant to the provisions of Section 2(b)(ii) hereof, Employee shall be deemed to have earned any Performance Bonus payable with respect to the fiscal year in which the Termination Date occurs in accordance with Sections 3.1(b)(iii) or (iv), as applicable. Any such Performance Bonus shall be payable on the date on which the Performance Bonus would have been paid had Employee continued his employment hereunder. In addition, the Employee and his eligible dependents shall be entitled to receive at the sole cost of the Employer: (A) the health insurance benefits specified hereunder for a period of twelve (12) months following the Termination Date (the "Continuation Period") and following such time period, the Employee shall be entitled to all rights afforded to him under the Federal Omnibus Reconciliation Act ("COBRA") to purchase continuation coverage of such health insurance benefits for himself and his dependents for the maximum period permitted by law, and the Employee shall be deemed to have elected to exercise his rights under COBRA as of the first day of the Continuation Period, and (B) the life insurance benefits specified hereinabove for the period of the Continuation Period.

         (i) Upon termination of this Agreement, pursuant to the provisions of Sections 2(b)(i), 2(b)(iii) or 2.2 hereof, any stock grants previously awarded to the Employee, either by this Agreement or otherwise, shall fully and completely vest and the Employee shall be able to retain or obtain as the case may be, such stock, as though there was no vesting period or criteria of any kind or nature, with respect to such stock.

         (ii) Upon termination of the Agreement pursuant to the terms of Sections 2(b)(ii) or 2.1 hereof, all granted but unvested stock grants as of the Termination Date shall be forfeited upon such termination; provided that the Employee shall be able to retain or exercise any rights for a period of one
(1) month after the Termination Date, notwithstanding the terms and provisions of such stock plan under which they were awarded, with respect to any shares of stock granted that have fully vested as of the Termination Date.

         (iii) Upon termination of this Agreement pursuant to the provisions of Sections 2(b)(i), (ii) or (iii), 2.1, or 2.2, any stock options previously awarded to the Employee pursuant to Section 4.1 or otherwise, shall vest in accordance with the terms and conditions of such award or any plan pursuant to which such stock options were awarded.

                  3.2.1 Employee shall be entitled to a severance payment ("Severance Payment") under the following limited circumstances:


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         (i) In the event this Agreement is terminated by Employer or Employee under Section 2(b)(iii) due to and within two (2) months from a Change in Control, the Severance Payment shall be equal to one (1) year of the annual Base Salary under Section 3.1(a);

         (ii) In the event this Agreement is terminated by Employee under
Section 2.2(i) or Employer under Section 2.2(ii), the Severance Payment shall be the lesser of (x) one (1) year of the annual Base Salary under Section 3.1(a), or (y) the remaining amount of annual Base Salary Employee would have earned from the Termination Date through the end of the particular Initial Term or Successive Term, as applicable.

                           3.2.1.1  Subject to the foregoing, the Severance
Payment shall be paid by Employer to Employee within thirty (30) days of the Termination Date by Employer under Sections 2(b)(iii) or 2.2(ii),or Employee under Sections 2(b)(iii) or 2.2(i), as applicable.

         Section 4. Common Stock.

         4.1 Stock Options. So that Employee can share in the increase in value of the business of Employer over time, as of the effective date of this Agreement Employee will be granted stock options ("Options") to purchase 200,000 shares of common stock of Employer. The Options shall be issued pursuant to Employer's 1998 Incentive Stock Plan ("ISO Plan"). The Options to acquire the underlying shares shall vest and be exercisable as follows: (i) fifty thousand (50,000) shares as of the date of this Agreement, (ii) fifty thousand (50,000) shares as of the first anniversary of this Agreement if Employee remains a Key Employee (as defined under the ISO Plan) until said date as provided under the ISO Plan, (iii) fifty thousand (50,000) shares as of the second anniversary of this Agreement if Employee remains a Key Employee until said date as provided under the ISO Plan, and (iv) fifty thousand (50,000) shares (the balance of shares) as of the third anniversary of this Agreement if Employee remains a Key Employee until said date as provided under the ISO Plan.

         4.2 The price of the Options shall be calculated as of the date of this Agreement in accordance with the ISO Plan.

         4.3 The Options granted pursuant to this Section 4 shall be subject to all of the terms and conditions of the ISO Plan. In the event of any conflict between the terms of this Agreement and the ISO Plan (including, but not limited to an Option Certificate issued thereunder), the terms of the ISO Plan shall govern.

         Section 5.  Partial Restraint on Competition.

         5.1 Definitions. For the purposes of this Section 5, the following definitions shall apply:


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         (a) "Company Activities" means the business of construction and maintenance of railway beds and tracks; construction and maintenance of elevated rail systems and structures; construction and maintenance of railway switching and signaling equipment, distributorships and supply in the field of rail and railway construction materials; distributorships and supply in the field of electromechanical controls for use in the railroad industry, namely, railway switching equipment and railway signaling equipment; and design for others in the field of railroad industry, namely, engineering design of rail and railway related structures and equipment, transit, commercial, industrial and electrical contracting, or any other business of the Employer and its consolidated (for financial accounting purposes) subsidiaries (the "Consolidated Group") which said entities are engaged in on the Termination Date as long as such business generated gross sales of at least 10% or more of the total gross sales of the Consolidated Group for the most recent fiscal year of the Employer before or on the Termination Date.

         (b) "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

         (c) "Competitive Position" means (i) having any financial interest in a Competitor, including but not limited to, the direct or indirect ownership or control of all or any portion of a Competitor, or acting as a partner, officer, director, principal, agent or trustee of any Competitor, or (ii) engaging in any employment or independent contractor arrangement, business or other activity with any Competitor whereby Employee will serve such Competitor in any senior managerial capacity.

         (d) "Confidential Information" means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a "Trade Secret" (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer's customers or actively sought prospective customers, acquisition targets, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer. Information shall be excluded from this definition if: (i) it, at the time of disclosure, is generally known to the trade or public, (ii) it becomes at a later date generally known to the trade or public through no fault of the Employee, (iii) it is known or possessed by the Employee prior to the effectiveness of this Agreement, (iv) it is disclosed to the Employee in good faith by a third party who has a right to such information, (v) it is disclosed in compliance with a subpoena or court order, or (vi) it is possessed by the recipient of the information prior to receipt of same from the Employee.

         (e) "Customer" means actual customers or actively sought prospective customers of Employer during the Term.



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         (f) "Noncompete Period" or "Nonsolicitation Period" means the period beginning the date hereof and ending on the first anniversary of the termination of Employee's employment with Employer; provided that such Noncompete Period or Nonsolicitation Period shall end on the Termination Date in the event this Agreement is terminated pursuant to the provisions of Section 2(b)(iii) hereof.

         (g) "Territory" means the area within a one hundred (100) mile radius of any corporate office or job site of Employer or any of its subsidiaries, affiliates or divisions.

         (h) "Trade Secrets" means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer's finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that are not generally known to, and/or are not readily ascertainable by legal means by, other persons. Information and/or data shall be excluded from this definition if (i) it, at the time of disclosure, is generally known to the trade or public or (ii) it becomes at a later date generally known to the trade or public through no fault of the Employee.

         (i) "Work Product" means any and all work product property, data documentation or information of any kind prepared, conceived, discovered, developed or created by Employee for Employer or its affiliates or subsidiaries, or any of Employer's or its affiliates' or subsidiaries' clients or customers for utilization in Company Activities, not generally known by and/or not readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use.

         5.2  Trade Name and Confidential Information.

         (a) Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets and Confidential Information, at all times during the Term and all times during which such item continues to constitute a Trade Secret or Confidential Information, respectively:

                  (i) Employee shall not, directly or by assisting others own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name confusingly similar thereto, without the prior written consent of Employer;

                  (ii) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise commun-



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icate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

                  (iii) Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer's rights to or in any of the Trade Secrets or Confidential Information.

         (b) Upon the request of Employer and, in any event, upon the termination of Employee's employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee's services hereunder or Employer's business or containing Trade Secrets or Confidential Information, whether made or complied by Employee or furnished to Employee from another source by virtue of Employee's employment with Employer.

         (c) To the greatest extent possible, all Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss.ss. 101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Employee may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all such Work Product, and all rights therein, exclusively in Employer.

         5.3  Noncompetition.

         (a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

         (b) Employee hereby agrees that, during the Term and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position with Employer. Employee shall notify Employer promptly in writing if Employee receives a formal written offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.



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         Nothing contained in this Section 5 shall prohibit Employee from acquiring not more than five percent (5%) of any Competitor, or from acquiring any percentage of any company which is non-competitive with Employer, whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

         5.4 Nonsolicitation During Employment Term. Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party:

         (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term, or

         (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder or other personnel of Employer or any of its affiliates or subsidiaries to terminate, alter or lessen that party's affiliation with Employer or such affiliate or subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer.

         5.5 Nonsolicitation During Nonsolicitation Period. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party:

         (a) solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products that qualify as Company Activities during the Term; provided, however, that the covenant in this clause shall limit Employee's conduct only with respect to those Customers with whom Employee had substantial contact (through direct or supervisory interaction with the Customer or the Customer's account) during a period of time up to but no greater than two (2) years prior to the last day of the Term; or

         (b) solicit or attempt to solicit any officer, director, employee, consultant, contractor, agent, lessor, lessee, licensor, licensee, supplier or any shareholder or other personnel of Employer or any of its affiliates or subsidiaries residing at the time of the solicitation in the Territory to terminate, alter or lessen that party's affiliation with Employer or such affiliate or subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer. For purposes of this clause (b), employees, consultants, contractors, or other personnel are those with knowledge of or access to Trade Secrets and Confidential Information of the Employer.



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         5.6 Binding Arbitration. Except as otherwise provided under Sections
6.1 and 6.8,the parties shall refer any dispute as to whether or not the Employee has violated the provisions of this Section 5 to a mediator and, in the event that mediation is unsuccessful, such dispute shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be selected by the mediator. The cost of the mediator and, if necessary, the arbitrator and all other costs of the mediation and, if necessary, the arbitration shall be split equally between the Employee and the Employer, except for attorneys fees which shall be paid by the party employing such attorney. Such mediation and arbitration, if necessary, shall be convened at Employer's option in either (i) Baltimore, Maryland or (ii) New York, New York.

         Section 6. Miscellaneous.

         6.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement. It is the desire and intent of the parties that the terms and conditions of this Agreement be enforced to the fullest extent permissible. Accordingly, if any particular term or condition of this Agreement shall be adjudicated or become by operation of law invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such term or condition and the remainder of the Agreement shall remain in full force and effect. With particular reference to the covenants set forth in Section 5, if any court pursuant to Section 6.8 concludes such clause is unenforceable it shall reform it to set forth the maximum scope, duration and geographic area over which it shall be enforceable.

         6.2 Survival of Obligations. The covenants in Section 5 of this Agreement shall survive termination of Employee's employment, except in the case of termination of this Agreement pursuant to the provisions of Section 2(b)(iii) hereof, in which case they shall terminate also and have no further force or legal effect as of the Termination Date.

         6.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

                  EMPLOYER
                  RailWorks Corporation
                  1104 Kenilworth Drive
                  Suite 301
                  Baltimore, MD  21204
                  Attention: John G. Larkin, Chief Executive Officer Telecopy No. (410) 825-6920

                  EMPLOYEE
                  Kenneth R. Burk
                  157 Bittersweet Circle
                  Venetia, PA  15367

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

         6.4 Binding Effect. This Agreement ensures to the benefit of, and is binding upon, Employer and its respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

         6.5 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

         6.6 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Maryland exclusive of reference to choice of law or conflicts of law. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court of other governmental or judicial authority or by any board of arbitrators by reasons of such party or its counsel having or being deemed to have structured or drafted such provision.

         6.7 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.8 Specific Performance. Notwithstanding Section 5.6, each party hereby agrees that any remedy at law for any breach of provisions contained in this Agreement, including, but not limited to Section 5, shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity. The waiver of a breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other or subsequent breach of the same or any other term or condition hereof.



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

         6.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                     RAILWORKS CORPORATION


                                     By: /S/ John G. Larkin
                                        ---------------------------------------
                                        John G. Larkin, Chief Executive Officer


                                     EMPLOYEE

                                        /S/ Kenneth R. Burk
                                     ------------------------------------------
                                             Kenneth R. Burk

























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